Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com

LODGENET REACHES FORBEARANCE AGREEMENT WITH LENDERS

SIOUX FALLS, SD, October 15, 2012 — LodgeNet Interactive Corporation (Nasdaq: LNET) today announced that it has reached a forbearance agreement (the “Forbearance Agreement”) regarding its credit agreement (the “Credit Facility”) with lenders holding a majority of the loans thereunder.  This agreement advances the Company’s ongoing process, as announced on August 21, 2012, of working with its financial advisors and lenders to address its capital structure and liquidity needs and implement a long term strategic solution that best positions the Company for the future.

In connection with the forbearance agreement, the Company’s lenders have agreed to not exercise their rights, up to and through December 17, 2012, primarily with respect to the Company’s breach of its leverage covenant under the Credit Facility.  Principal and interest due under the Credit Facility on September 30, 2012 were paid.

In light of the forbearance agreement and the Company’s need to manage its liquidity, it has deferred the payment of the preferred dividend scheduled to be paid on October 15, 2012 on its 10% Series B cumulative perpetual convertible shares, enhancing its financial flexibility as it works on a comprehensive solution to strengthen its balance sheet. The deferred dividend that was scheduled to be paid on October 15, 2012 in the amount of $1.4 million will accrue in accordance with the terms of the Preferred Stock.

Due to the ongoing nature of the Company’s discussions with its lenders and consideration of strategic alternatives, the Company will not hold a third quarter 2012 quarterly earnings call.  The Company expects to file its third quarter 2012 results on Form 10-Q with the Securities and Exchange Commission on or before November 9, 2012.

About LodgeNet

LodgeNet Interactive Corporation is the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve. Recently named by Advertising Age as one of the Leading 100 US Media Companies, LodgeNet Interactive serves approximately 1.6 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television, Broadband and Advertising Media Solutions along with nationwide technical and professional support services. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, The Hotel Networks and LodgeNet Healthcare. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.

LodgeNet and the LodgeNet logo are registered trademarks of LodgeNet Interactive Corporation. All rights reserved.  All other trademarks are the property of their respective owners.

Special Note Regarding Forward-Looking Statement —

Certain statements in this press release constitute “forward-looking statements.” Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, our ability to comply with terms of our forbearance agreement and Credit Facility; uncertainties relating to our ability to reduce room churn and stabilize revenues; the availability of capital to finance growth; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our anticipated results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. There can be no assurance that we will be able to negotiate an amendment to the Credit Facility or additional forbearances, that such amendment or forbearances will be on terms acceptable us, that we will be able to refinance the Credit Facility, or that we will be able to complete any strategic alternatives on satisfactory terms or at all.